EXHIBIT 10.6

Before continuing with your registration, please take the time to read these general conditions for the NetAffiliation platform. Your registration on the NetAffiliation platform shall constitute your underserved acceptance of all the general conditions set out below.

General Conditions applicable

To webmasters on the NetAffiliation platform

BETWEEN:

The company C2B SA, publisher of the affiliation platform known as “NetAffiliation”

With a capital of 72,000 euros, listed in the Nanterre Trades and Companies Registry under number 400 546 885, domiciled at its premises located at 63 Boulevard du Maréchal JOFFRE – 92340 Bourg La Reine, for the purposes of this contract.

Represented by Mr. François BIEBER, Chairman and Chief Executive Officer, duly authorised to this effect.

Hereinafter referred to as “C2B”

Party of the first part,

AND:

OxaMedia Corporation, a company registered in Delaware USA, and having its business address at 55 S.E. 2nd Ave. – Delray Beach, Florida 33444 – United States of America The company / association / individual aged over 18 stated on the registration form, subject to the acceptance of their application by C2B under the conditions set out below.

Hereinafter referred to as the “WEBMASTER”

Party of the second part,

Hereinafter jointly referred to as the “ Parties ”

PREAMBLE:

The company CSB provides marketing services (marketing campaigns, promotions, advertising, affiliation scheme) through the NetAffiliation software available on the Internet at the following URL: http://www.netaffiliation.com.

C2B grants WEBMASTERS access to MARKETING CAMPAIGNS set up by advertisers and put online using the NetAffiliation platform. C2B also offers WEBMASTERS who are members of its network the service of collecting the fees owed by advertisers in exchange for the appearance of the advertisers' hypertext links on the WEBMASTERS’ websites.

PRE-CONDITIONS FOR ACCESS TO THE C2B WEBMASTER SERVICE:

• Methods of participation:

In order to become a member of the C2B WEBMASTERS’ network, website owners must previously have completed a registration form (available online) after having accepted these General Conditions by clicking on the icon “I accept”. The electronic acceptance of these General Conditions and then of the registration form shall constitute the unreserved acceptance of these general conditions and the acknowledgement by the WEBMASTER that their electronic signature constitutes proof of their acceptance.

• Conditions for acceptance:

Any individual, company or Association, by they French or foreign, owning a publicly accessible website may apply as a webmaster on NetAffiliation.

However, C2B reserves the right to reject any membership request at its own discretion, and shall not be required to justify this decision. Such a rejection shall in particular relate to sites:

- whose content may damage the image and the reputation of C2B or to its commercial policy;

- not complying with the laws and regulations in force and the laws of third parties;

- whose legal form, legal responsibility, postal and electronic addresses are not clearly identified.

C2B shall alone decide which websites it approves for this Contract and which sites whose application it shall reject. Rejections shall not give rise to any compensation of any kind whatsoever. C2B shall send its response to each applicant by post or by e-mail.

Please note that this Contract shall only enter into force once C2B has sent an e-mail accepting the application of the WEBMASTER.

The owner of the accepted website declares and guarantees C2B that it has carried out, or it will carry out, at its own expense and under its own responsibility, all the administrative procedures relating to the website (including any tax procedures) that may become necessary upon signing this contract. Individuals, if under the age of 18, shall state that they have the permission of their legal guardians (or that they are emancipated) to register on the NetAffiliation platform (failure to do so shall mean that any amounts paid to or by C2B as part of the NetAffiliation business shall be cancelled and, if applicable returned to C2B).

Furthermore, it shall be the WEBMASTER’s responsibility to check with its host provider, at its own expense and under its own responsibility, that it has the right to create links to a trading site and therefore to have commercial relationships. The WEBMASTER shall hold C2B harmless against any action made regarding this.

Furthermore, the WEBMASTER declares and guarantees C2B that it holds all the rights necessary for the distribution on the Internet of any text and/or images posted on its website. C2B shall under no circumstances be held liable for such distribution by any third parties whatsoever.

THE FOLLOWING HAS BEEN AGREED: ARTICLE I. DEFINITIONS

As part of this Contract, the following words and expressions shall have the meaning given to them by the following definitions.

PLATFORM:            The C2B software, available online, enabling the definition,

registration and distribution of MARKETING CAMPAIGNS on behalf of advertisers; the software counts the number and the type of the events carried out (including through hypertext links) between the WEBMASTERS’ sites and the advertisers' sites, thereby enabling it to calculate the amount of fees owed by the advertiser to its various WEBMASTERS as part of the MARKETING CAMPAIGNS.

WEBMASTER:        Publisher of online services or content on the Internet, owned by an individual or by a legal entity, having subscribed or able to subscribe to a membership form for the PLATFORM, thereby enabling it to show links on its site to ADVERTISERS’, or certain ADVERSTISERS’ sites, and to be paid by these advertisers.

ADVERTISER:        Publisher of online services or content on the Internet, an individual or a legal entity, having subscribed or able to subscribe to the

PLATFORM and therefore put forward an AFFILIATION CAMPAIGN.

WEB SURFER:        An individual or a legal entity connected to the Internet, using the web to carry out actions – interactive or otherwise – such as viewing websites, exchanging information or carrying out legally recognised actions such as purchasing products or services.

MARKETING CAMPAIGN:

A set of conditions governing the relationship between the WEBMASTER and the ADVERTISER, including the conditions and commission due by the ADVERTISER to the WEBMASTER;

NETAFFILIATION DATABASE:

A database gathering together all the information relating to WEBMASTERS and to the events they generate as part of the MARKETING CAMPAIGNS introduced by the ADVERTISER.

ARTICLE II. RELATIONSHIP WITH ADVERTISERS

Once the WEBMASTER’s application has been accepted by C2B, the WEBMASTER shall be part of the C2B WEBMASTER network; the WEBMASTER may then take part in affiliation programmes put online by advertisers on the NetAffiliation platform.

The WEBMASTER shall have the option of viewing the various affiliation programmes on offer on the C2B site and their features, and shall be free to decide whether to join or not.

It is formally stated that the WEBMASTER acknowledges that C2B shall under no circumstances intervene in the relationship between the WEBMASTER and the advertisers. The advertisers shall be entirely responsible for the definition, the uploading and the operation of their affiliation programmes, subject to the provisions of article V “Collection”, below.

In particular, the methods of payment (CPM, Click, Double Click, Form, Sale) and the amounts shall solely be determined by the advertiser as part of its affiliation programme(s). Furthermore, these methods may change at any time, at the decision of the advertiser.

The WEBMASTER is aware of the fact that C2B may classify its site in one of its network categories, and that C2B reserves the right only to inform the WEBMASTER of the MARKETING CAMPAIGNS from any of its advertisers if the WEBMASTER’s site(s) belong to a given category, as decided by the advertiser or by an agreement between the advertiser and C2B.

ARTICLE III. IMPLEMENTATION OF MARKETING CAMPAIGNS

The WEBMASTER undertakes to respect the methods of implementing each marketing campaign in accordance with the specifications given by the ADVERTISER. Any action not provided for or not described in the ADVERTISER’s MARKETING CAMPAIGN shall be subject to the ADVERTISER’s approval.

In particular, C2B draws the webmaster’s attention to the following points:

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Mailing: Unless explicitly authorised to do so by the advertiser, it is formally prohibited for the WEBMASTER to promote the advertiser's website by an e-mailing except when using the visual elements provided by the advertiser. If the advertiser authorises the e-mailing, the WEBMASTER shall obtain C2Bs approval for the visual element planned for use. Furthermore, the WEBMASTERS attest that the e-mailing carried out should be done so on an opt-in basis, in accordance with the applicable law.

-

Incentive: Unless explicitly authorised by the ADVERTISER, it is formally prohibited for the WEBMASTER to offer “premiums” or “bonuses” to web surfers in any form whatsoever. If the ADVERTISER authorises the incentive, the

WEBMASTER should respect the exact methods and, if necessary, obtain prior permission from the ADVERTISER.

-

MPCS system: some campaigns may include threshold criteria for certain payments. This system shall operate as follows: the payment for “capped” events (usually views or clicks) is subject to the performance of a minimum number of referral events (usually sales or forms). These special conditions are given in the description of each campaign.

The failure to respect these methods may result in the exclusion of the WEBMASTER from the programme concerned. In the event that these instructions are not respected, C2B may exclude the WEBMASTER from the NetAffiliation platform for reasons of Fraud, in accordance with the details given in Article IV – FRAUD.

ARTICLE IV. FRAUD

In the interest of all Parties, all actions aimed at artificially increasing the Commission owed to the WEBMASTER are prohibited.

Any action carried out (automatically or otherwise) by the Partner with the aim of generating Commissions shall be considered fraudulent. Similarly, any action that does not respect the implementation methods for a MARKETING CAMPAIGN may be deemed fraudulent by C2B, without any further justification.

In the event of fraud, the Contract will be terminated as of right, without notice and without any compensation. If applicable, C2B will request the reimbursement of amounts unduly paid to the Partner, and reserves the option of commencing legal proceedings against the Partner.

Unless previously authorised by C2B in writing, the following operations shall not be taken into account in the calculation of Commissions:

-

Artificial, repeated clicks not made by a web surfers (meaning an individual freely choosing to click on an Advertiser’s visual element), carried out by a robot, software or by any other means;

-

Forced clicks: A forced click is considered to be a click on an Advertiser’s Visual element imposed on a web surfer in order to grant this latter’s access to the Partner’s Website, to confirm an action – such as participation in a game, to send a message, etc. (this list is not intended to be exhaustive).

-

The automated generation of e-mail addresses

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Clicks obtained using modified tags

-

Clicks obtained using tags placed on a Website that has not been declared by the Partner

-

The multiple registration of the same state in order to mislead the advertiser.

-

And more generally, events obtained by the Partner following the Partner’s failure to respect these conditions, including their obligations to the ADVERTISER.

ARTICLE V. COLLECTION

The WEBMASTER is paid under the conditions set out in the ADVERTISER’s MARKETING CAMPAIGN(S) which it chooses to join. The type of payment (per click, per double-click, CPM, form or sale) and the amount of this payment are determined by the advertiser for each of its MARKETING CAMPAIGNS.

In order to avoid the WEBMASTER from having to deal with the collection of fees owed to it by the various advertisers, C2B shall take care of the collection of these fees in its own name but on the behalf of the WEBMASTER. The latter party acknowledges and explicitly accepts this.

To this end, the C2B software will record each operation (visit, form, purchase) carried out with the advertiser by a visitor from the WEBMASTER’s website, and will calculate the fees owed to the WEBMASTER by the advertiser.

The WEBMASTER’s registration on the C2B network and the acceptance of these general conditions arising from this registration shall constitute the explicit acknowledgement on the part of the WEBMASTER that the records kept by the C2B software, as detailed in the preceding paragraph, shall be the sole proof admitted by the parties, and shall therefore constitute the evidence for the calculation of the fees owed to the WEBMASTER.

The abovementioned records shall constantly be kept available to the WEBMASTER on the C2B website.

There is no del credere agreement between C2B and the WEBMASTER.

ARTICLE VI. INVOICING AND PAYMENT

On the first day of every month, C2B will inform the WEBMASTER by e-mail of the overall amount (excluding tax) owed to it for the previous month as part of the MARKETING CAMPAIGNS in which it has participated, as long as the amount to be invoiced exceeds the threshold set for each currency. This threshold is listed on the NetAffiliation platform and can be changed at any time. For information only, the threshold is set at 50 euros for euro accounts.

In the event that the profits generated by the webmasters on a (currency) account fall below the payment threshold on the relevant account, payment will be deferred to the following month or, if necessary, to the first month when the minimum payment threshold is met. In the event that the webmaster has a number of accounts in different currencies, it may convert the amounts to a single account in order to reach the payment threshold on the relevant account.

It shall then be the WEBMASTER’s responsibility to provide C2B, by e-mail or by any other means it may have, with an invoice in accordance with the regulations in force, particularly as regards as to whether the WEBMASTER is VAT-registered or not.

The invoice issued by the WEBMASTER shall be paid by C2B within 30 days, subject to the circumstances given in Article VII below.

In the event that the WEBMASTER does not claim the payment of its Fees within 12 months following the first reminder to invoice, in spite of C2B reminding the WEBMASTER to send an invoice, the WEBMASTER shall be deemed to have abandoned its outstanding amount from C2B.

Payments shall be made by bank transfer. Depending on the country, other methods of payment can be put forward (cheques in France, for example). Any costs associated with the use of these specific payment methods are listed in the NetAffiliation platform. Any exchange costs shall be payable by the WEBMASTER. Any costs linked to cross-border payments shall be fully payable by the WEBMASTER.

ARTICLE VII. DEFAULTING OF THE ADVERTISER

The WEBMASTER’s attention is especially drawn to the fact that in the event that an advertiser defaults (failure of the advertiser to pay the owed amounts); the payment of fees by C2B shall be subject to either the amicable or disputed settlement of the advertiser’s debt to C2B.

Furthermore, if the WEBMASTER is also an advertiser and owes payments to C2B, the payment of the fees owed to this WEBMASTER by C2B shall be carried out as of right balanced against the amounts to be paid by the WEBMASTER to C2B in its capacity as advertiser.

ARTICLE VIII. MODIFICATION OF A SITE

Any change to the name of any of the WEBMASTER’s websites ad any change to the location of its hosting, its size, its purpose, its frequency of updating shall have no effect on the Contract, which will be applied as of right and automatically to the modified website.

The Contract relates to all the hosting locations of this website, existing or future.

In the event that the WEBMASTER modifies its website significantly or spreads its website across several different sites, the WEBMASTER must inform C2B in order to proceed with the reassessment of the characteristics of the WEBMASTER’s website(s). Once this has been performed, the Contract shall apply to these new sites automatically and as of right.

ARTICLE IX. LIABILITY

C2B assumes no liability or guarantee for the participation of the WEBMASTER in the MARKETING CAMPAIGNS registered on the NetAffiliation platform. These CAMPAIGNS are defined, installed, managed, modified and stopped at the sole liability of the advertiser.

The transmission of data on the Internet only benefits from relative technical reliability. C2B shall under no circumstances be held liable for any stoppage, slowdown and failure of access to the Internet, or for any other issue affecting the transmission of data across telecommunications networks. C2B cannot guarantee that its service will be free of interruptions or errors.

ARTICLE X. INTELLECTUAL PROPERTY

The fact that the WEBMASTER displays an ADVERTISER’s trademark on its website does not grant the WEBMASTER any intellectual property rights on the elements constituting the trademark o the products and services of the advertiser.

The use of the Software by the WEBMASTER only grants this latter a non-exclusive user’s right limited to the duration of this contract.

The WEBMASTER undertakes not to directly or indirectly infringe on the intellectual property rights of C2B and of the Advertisers present on the NetAffiliation platform.

Unless otherwise explicitly stated by C2B to the WEBMASTER in writing, the ADVERTISERS and, if applicable, C2B shall remain the sole owner of the data gathered regarding web surfers referred by the WEBMASTER to the ADVERTISER’s website.

ARTICLE XI. DURATION AND TERMINATION

The relationship governed by these general conditions is non-exclusive for each party and are drawn up for an unspecified period.

Each party may put an end to the contract one week after sending a registered letter with acknowledgement of receipt or an e-mail – at any time and as of right – without any compensation except in the case of termination due to the fault of the WEBMASTER.

In any termination of the relationship between the WEBMASTER and C2B, the WEBMASTER undertakes to remove all the links and graphics or other items from its website belonging to C2B and/or to the advertisers – items for which the WEBMASTER solely has the user rights limited to the performance of MARKETING CAMPAIGNS.

Furthermore, C2B reserves the right to modify all or part of these general conditions at any time and as of right. The WEBMASTER shall be informed of the modification and may express its acceptance or rejection of the modification to C2B by any means, within a period of one week. After the expiry of this deadline, the WEBMASTER shall be presumed to have accepted and all the modifications shall be applicable as of right.

In the event that the WEBMASTER rejects these modifications, the relationship between the WEBMASTER and C2B shall be terminated, with no duties or compensation of any kind, with a full and final settlement being drawn up by C2B.

ARTICLE XII. INDEPENDENCE OF THE PARTIES – NON-EXCLUSIVITY

It is explicitly agreed between the Parties that the Contract does not create an undeclared partnership, a de facto company or principal-agent relationship between the Parties, with any notion of affectio societatis being formally excluded.

ARTICLE XIII. RESCISSION OF A CLAUSE

If any of the provisions of the contract are recognised as null and void in relation to a rule of law or a law in force, it shall be deemed not to have been written and shall not lead to the nullity of the contract.

ARTICLE XIV. APPLICABLE LAW - ALLOCATION OF JURISDICTION French law shall be the law applicable to the Contract.

Should any amicable agreement fail to be reached, any dispute during or at the end of the agreement regarding the interpretation or the performance of the Contract shall be submitted by the most diligent party to the Nanterre Commercial Court, notwithstanding multiple defendants or the introduction of third parties, even for emergency or interim proceedings.

ARTICLE XV. TERRITORY - LANGUAGE

The Contract relates to French territory. The Contract language is French.

ARTICLE XVI. CONTRACTUAL DOCUMENTS

The relationship between C2B and the WEBMASTER is governed by this Contract.

Signed in duplicate.

For C2B

For the WEBMASTER

Signed in Bourg La Reine

Signed in Ketchum, Idaho

On

On Feb 13, 2011

Signature and stamp

Signature and Stamp

/s/ Fabiola Raffa

/s/ Reid Stillman

Country Manager

President, OxaMedia Corp

(Seal)